Exhibit 10.1

7.16.08

WARNER MUSIC INC.

75 Rockefeller Plaza

New York, New York 10019

July 21, 2008

Steve Macri

Dear Steve:

This letter, when signed by you and countersigned by Warner Music Inc. (formerly Warner Music Group Inc.) (“Company”), shall constitute our agreement (the “Agreement”) with respect to your employment with Company.

1.	Position: Senior Vice President & Controller; provided that Company may, by written notice to you from Company, which notice may be given by Company at any time during the period from the date hereof until January 9, 2009 (the “Elevation Notice”), change your title to Executive Vice President and Chief Financial Officer of the Company, which change shall be effective as of the effective date indicated in the Elevation Notice (the “Elevation Date”); provided, that, the Elevation Date shall not be later than January 9, 2009.

2.	Term: The term of this Agreement (the “Term”) shall commence on July 21, 2008 and shall end on December 31, 2012.

3.	Compensation:

(a) Salary: During the Term, Company shall pay you a salary at the rate of $400,000 per annum; provided that effective as of the Elevation Date, your salary shall be $600,000 per annum.

(b) Annual Discretionary Bonus: With respect to each fiscal year of the Term, Company shall consider granting to you an annual bonus (or a pro rata portion of such annual bonus for a portion of such fiscal year). Your Target bonus for each fiscal year of the Term shall be $260,000, provided that if Company gives the Elevation Notice, then your target bonus with respect to (i) the pro rata portion of the 2008 fiscal year following the Elevation Date (if the Elevation Date occurs in fiscal 2008), (ii) the full 2009 fiscal year and (iii) each subsequent fiscal year of the Term, shall be $600,000 (or a pro rata portion of such amount for a portion of a year). The amount of each annual bonus shall be determined by Company based on factors including the strength of your performance and the performance of Company; provided, that, the amount of each annual bonus awarded to you may be higher or lower than the Target amount, and shall remain in the sole discretion of Company.

(c) Stock Options. Company shall at the earliest practicable date (currently anticipated to be on or about August 15, 2008) grant to you 175,000 options to purchase shares of common stock of WMG; subject to the terms of the applicable stock option plan and agreement. 25% of such options shall vest on each of the first four anniversaries of the grant date; subject to the terms of the applicable stock option plan and agreement. The exercise price of each stock option shall equal the fair market value of a share of WMG stock at the close of trading on the day prior to the date of the grant, and such stock options shall have a term of 10 years, subject to the terms of the applicable stock option plan and agreement.

(d) Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level. You shall not be entitled to additional compensation for performing any services for Company’s subsidiaries or affiliates.

4.	Exclusivity: Your employment with Company shall be full-time and exclusive. During the Term you will not render any services for others, or for your own account, in the field of entertainment or otherwise; provided, however, that you shall not be precluded from personally, and for your own account, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company, or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than two percent (2%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market. In addition, to the extent such activities do not materially interfere with the performance of your duties hereunder, you shall not be precluded from on occasion rendering services to charitable organizations. In the event you have the opportunity to serve on the board of directors of a corporation, you may so notify Company and the Chairman & CEO of Company shall consider in good faith whether to allow such service.

5.	Reporting:

(a) You shall at all times work under the supervision and direction of the Executive Vice President & Chief Financial Officer of Company (currently Michael Fleisher); provided that effective as of the Elevation Date, you shall at all times work under the supervision and direction of the Chairman & CEO of Company (currently, Edgar Bronfman, Jr.) or, in the absence of an officer of Company having such title, to the senior-most executive officer of Company. You shall perform such duties as you shall reasonably be directed to perform by the officer to whom you report pursuant to this Paragraph 5, provided that such duties are appropriate to your position.

(b) You shall be the senior-most officer of Company’s finance department, and all employees in Company’s finance department shall report to you or shall report in an ascending chain of authority ending with you.

6.	Place of Employment: The greater New York metropolitan area. You shall render services at the offices designated by Company at such location. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.

7.	Travel and Entertainment Expenses: Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require.

8.	Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including, but not limited to, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term. You shall also be entitled to four weeks vacation (with pay) during each calendar year of the Term, which vacation shall be taken at reasonable times to be approved by Company and shall be governed by Company’s policies with respect to vacations for executives. In addition, you shall be entitled to paid time off with respect to any periods during which paid time off is provided to employees of Company generally (e.g., Christmas/New Years week if Company closes its office during such period).

9.	Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of three (3) consecutive months or more or for shorter periods aggregating three months or more in any twelve-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate your employment hereunder upon paying to you any accrued but unpaid salary to the date of such termination and the “Pro Rata Bonus” (as defined below). In the event of your death, this Agreement shall automatically terminate except that Company shall pay to your estate any accrued but unpaid salary through the last day of the month of your death and the “Pro Rata Bonus” (as defined below).

10.	Termination by Company for Cause; Termination by You for Good Reason:

(a) Termination by Company for Cause: Company may at any time during the Term, by written notice, terminate your employment for “Cause” (as defined below), such Cause to be specified in the notice of termination. Only the following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or any Warner Music Group company; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery or the sale or possession of illicit substances or a felony; (iii) breach of material covenants contained in this Agreement; and (iv) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Notice of termination given to you by Company shall specify the reason(s) for such termination, and in the case where a cause for termination described in clause (i), (iii) or (iv) above shall be susceptible of cure, and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such cause for termination within twenty (20) business days after the date of such notice, termination shall be effective upon the expiration of such twenty-day period, and if you cure such cause within such twenty-day period, such notice of termination shall be ineffective. In all other cases, notice of termination shall be effective on the date thereof.

(b) Termination by You for Good Reason: (i) For purposes of this Paragraph 10, Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) a reduction in your title shall have been put into effect; (B) you shall have been required to report to anyone other than as provided in Paragraph 5(a) hereof; (C) Company breaches its obligation pursuant to Paragraph 5(b) hereof; (D) any monies required to be paid to you hereunder shall not be paid when due or Company reduces your salary or Target bonus below the levels set out in this Agreement; (E) Company fails to deliver to you on or before January 9, 2009 an Elevation Notice setting out an Elevation Date of January 9, 2009 or earlier; (F) Company requires you to relocate your office location outside the greater New York metropolitan area in order to perform your duties to Company hereunder; or (G) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 17(e) below.

(ii) You may exercise your right to terminate the Term of this Agreement for Good Reason pursuant to this Paragraph 10(b) by notice given to

Company in writing specifying the Good Reason for termination within sixty (60) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 10(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified cause within such thirty-day period, you shall not be entitled to terminate the term of this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.

11.	Consequences of Breach by Company or Non-renewal:

(a) In the event of a “Special Termination” (as defined below) of your employment, your sole remedy shall be that, upon your execution of a Release (as defined below) Company shall pay to you the “Special Termination Payments” (as defined below) and you shall be entitled to the “Special Termination Benefits”. In the event of a “Qualifying Non-renewal” (as defined below), your sole remedy shall be that, upon your execution of a Release, Company shall pay to you the “Non-renewal Payments” (as defined below). Special Termination Payments and Non-renewal Payments are sometimes herein referred to collectively as the “Termination Payments.” In addition, you shall not be precluded from enforcing any contractual rights or remedies pursuant to any separate agreement entered into between you and Company, including any stock option agreements.

(b) The “Basic Termination Payments” shall mean accrued salary and any accrued vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued but unpaid benefits in accordance with Paragraph 8, in each case to the date on which your employment terminates pursuant to an event described in subparagraph (d) or (f), below, as applicable (the “Termination Date”).

(c) A “Release” shall mean a release agreement in the form set out as Exhibit A.

(d) A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder other than pursuant to Paragraphs 9 or 10 hereof or (ii) you terminate this Agreement pursuant to Paragraph 10(b) hereof for Good Reason.

(e) “Special Termination Payments” shall mean (i) the Basic Termination Payments; plus (ii) the greater of (A) the amount of severance pay (the “Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company and (B) the sum of $1,200,000 plus (iii) the “Pro Rata Bonus”. The “Pro Rata Bonus” shall mean an amount equal to $600,000 multiplied by a fraction, the numerator of which is the number of days from the first day of the fiscal year in which the termination of your employment occurs until the date of such termination, and the denominator of which is 365.

(f) “Special Termination Benefits” shall mean that you and your spouse and dependents, as applicable, shall continue to participate in the Company’s group health and life insurance plans, at Company’s expense, until the earlier of the first anniversary of your termination of employment or the date you become eligible for coverage under the group health or life insurance plan, as applicable, of another employer.

(g) A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) Company declines to offer you continued employment with Company or one of its affiliates; or (ii) Company offers you continued employment with Company or one of its affiliates (A) at a salary lower than your salary as in effect on the last day of the Term, (B) with a lower Annual Bonus opportunity, (C) with an adverse change in title as in effect immediately prior to the end of the Term, (D) with duties substantially reduced from your duties as in effect prior to the end of the Term or (E) at a location outside the New York metropolitan area, and you elect to decline such offer and terminate your employment with Company.

(h) The “Non-renewal Payments” shall mean (i) the Basic Termination Payments plus (ii) the greater of (A) the amount of severance pay (the “Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company, and (B) $300,000.

(i) Any Termination Payments payable to you under Paragraph 11(e) or (g) above shall be made by Company in accordance with its regular payroll practices by means of equal periodic payments to you (at such times as Company makes payroll payments to its employees generally) during the one year period immediately following the date on which your employment terminates (the “Payment Period”). Notwithstanding the foregoing, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 10 shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(j) In the event you elect not to execute and deliver a Release in connection with a Special Termination or a Qualifying Non-renewal, Company shall only be obligated to pay to you the Basic Termination Payments. Following the delivery of an executed Release pursuant to this Paragraph 11, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts paid to you under this Paragraph 11 with respect to any compensation or fees thereafter received by you from any employment thereafter obtained or consultancy arrangement thereafter entered into by you.

12.	Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph 12 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except with Company’s written consent. This paragraph shall not apply to information that is (a) generally known to the industry or the public other than as a result of your breach of this covenant; (b) made legitimately available to you by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed. You shall deliver promptly to Company upon termination of your employment, or at any time Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control.

13.	Non-Solicitation: While you are employed by Company and for a period of one year after your employment with Company ends for any reason, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, or in the process of negotiating such a contract, to end its relationship or negotiations with the Company, affiliate or label, or to violate any provision of his or her contract; or (b) solicit, induce or encourage any employee of Company or Company’s affiliates to leave their employment.

14.	Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including, but not limited to, all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.

15.	Indemnity: To the extent that you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company, Company agrees to indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided, that, you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation. Company shall maintain directors and officers liability insurance in commercially reasonably amounts (as reasonably determined by the Board of Directors of Warner Music Group Corp.), and you shall be covered under such insurance to the same extent as any other senior executive of Company.

16.	Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

TO YOU:	TO COMPANY:

Steve Macri C/o Warner Music Inc. 75 Rockefeller Plaza New York, NY 10019	Warner Music Inc. 75 Rockefeller Plaza New York, NY 10019 Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.

17.	Miscellaneous:

(a) You represent and warrant to Company that you are free to enter into this Agreement and, as of the commencement of the Term hereof, are not subject to any conflicting obligation or any disability which will prevent you from or interfere with your executing and performing your obligations hereunder.

(b) You acknowledge that while you are employed hereunder you will comply with Company’s conflict of interest policy and other corporate policies including, but not limited to, the requirements of Company’s compliance and ethics program, as in effect from time to time, of which you are made aware. All payments made to you hereunder shall be subject to applicable withholding and social security taxes and other ordinary and customary payroll deductions.

(c) You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but not limited to, the provisions of Paragraphs 4 and 12 hereof), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 17(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy, or by you as a waiver by you of any rights which you may have to offer fact-based defenses to any request made by Company for injunctive relief.

(d) This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

If, notwithstanding the provisions of the foregoing paragraph, any provision of this Agreement or the application hereof is held to be wholly invalid, such invalidity shall not affect any other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.

(e) The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company.

(f) Nothing contained in this Agreement shall be construed to impose any obligation on Company to renew this Agreement. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(g) This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State. In the unlikely event that differences arise between the parties related to or arising from this Agreement that are not resolved by mutual agreement, to facilitate a judicial resolution and save time and expense of both parties, Company and you agree not to demand a trial by jury in any action, proceeding or counterclaim.

If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.

Very truly yours,

WARNER MUSIC INC.

By:	/s/ Edgar Bronfman, Jr.

Accepted and Agreed:

/s/ Steve Macri
Steve Macri

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT (“Agreement”) made and entered into on                  , 200     between (name) (“you”) and (company) (“Company”).

In consideration of the mutual covenants, conditions and obligations contained in this Agreement, you and Company agree as follows:

1. Your employment with Company shall end effective (date). As of that date, you shall have no further responsibilities as an executive of Company and as of such date the employment agreement (the “Employment Agreement”) between you and Company dated (date), [as amended], shall be terminated with no liability of either party to the other thereunder whatsoever, except as specifically set out in this Agreement.

2. (a) Subject to your compliance with the terms of this Agreement, Company shall pay you [CONFORM TO EMPLOYMENT AGREEMENT].

3. In accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you shall have the right, at your expense, to elect to continue medical insurance coverage under the group insurance plan maintained by Company for a period of eighteen months beginning on (date). Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

4. (a) In consideration of, and exchange for, the payment and other benefits to be received by you under this Agreement, you hereby waive, release and forever discharge Company and its successors, their directors, officers, agents, representatives and employees, and the parents, subsidiaries and affiliates, and the directors, officers, agents and employees thereof (the “Company Group”) from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (“Claims”) which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which you may now or hereafter have under any common law, federal, state or local law, regulation or order, including without limitation, (i) any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as all liability for any acts that may have violated your rights under any contract or local fair employment practices law, any employee relations statute, executive law or ordinance, any unemployment or workers compensation law or any other duty or obligation of any kind or nature; (ii) all Claims relating to or arising out of any alleged tortious act, including but not limited to, wrongful termination, intentional infliction of emotional distress and defamation; (iii) all Claims which may be alleged against or imputed to Company by you or by anyone acting on your behalf; and (iv) all Claims for wages, (including, but not limited to, all Claims in connection with any long-term incentive compensation plan of Company), monetary and equitable relief, employment or reemployment with Company in any position. Notwithstanding the foregoing, you reserve your rights to make any Claims you may have with respect to (i) any stock option agreement with Company, (ii) Company’s indemnification obligation pursuant to Paragraph 15 of the Employment Agreement and (iii) your coverage under any directors and officers liability insurance as provided by Company pursuant to Paragraph 15 of the Employment Agreement.

(b) The Company Group, in exchange for the consideration embodied in this Agreement, waives, releases, and forever discharges you from all Claims which the Company Group may now or hereafter have against you under any common law, federal, state or local law, regulation or order, arising out of your employment with Company.

5. Neither you nor Company shall file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any Claims within the scope of paragraph 4.

6. You and Company each acknowledge that nothing in this Agreement constitutes (or shall be deemed) an admission of liability or wrongdoing by either you or the Company.

7. (a) You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding the Company Group, including, without limitation, the terms of any agreements between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). This paragraph shall not apply to information that is (a) generally known to the industry or the public other than as a result of your breach of this covenant; (b) made legitimately available to you by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed.

(b) You shall not during the one-year period following the date hereof, without the prior approval of Company, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.

(c) Company shall not at any time, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any confidential information regarding you (except that Company may disclose the financial terms of this Agreement to tax authorities, attorneys or accountants).

(d) You agree to promptly return to Company all property of Company in your possession, including, but not limited to keys, identification cards, files, records, credit cards, electronic equipment and books and manuals issued to you by Company.

8. For a period of one year after the date hereof, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, or in the process of negotiating such a contract, to end its relationship or negotiations with the Company, affiliate or label, or to violate any provision of his or her contract; or (b) solicit, induce or encourage any employee of Company or Company’s affiliates to leave their employment.

9. You acknowledge that you have read this Agreement and that you have executed and delivered this Agreement freely and voluntarily, with full knowledge of all material facts.

10. [ONLY INCLUDED IN AGREEMENT IF EMPLOYEE IS AGE 40 OR OVER] (a) You acknowledge that you have been advised to seek independent advice and counsel in connection with this Agreement and have retained (attorney name) of the firm of (firm name) for such purpose, and that you have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent you may have desired; and that you have been afforded at least 21 days in which to consider this Agreement. You understand your obligations and rights under this Agreement and with such knowledge have entered into and executed this Agreement freely and voluntarily.

(b) You understand that you may revoke this Agreement within seven days of its execution, by notifying Company in writing of your desire to revoke the Agreement, whereupon this Agreement shall be rendered null and void. The provisions of this Agreement including any payment due to you shall not be binding upon Company until eight days after the execution of this Agreement by you.

11. This Agreement constitutes the final and complete Agreement between you and Company with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements between you and Company, including, but not limited to, the Employment Agreement. No modification or waiver of the terms of this Agreement shall be valid unless in writing and signed by Company and you.

12. This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State.

IN WITNESS WHEREOF, the undersigned have acknowledged and executed this Agreement as of the date first set forth above.

EXHIBIT
(name)

[COMPANY]

By:	EXHIBIT